Exhibit 99.1

ZIOPHARM Oncology Appoints Jason A. Amello as Executive Vice President and Chief Financial Officer

—Brings Corporate Strategy, Transaction and Finance Background to ZIOPHARM—

NEW YORK, NY – May 8, 2012 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) a biopharmaceutical company with small molecule and synthetic biology approaches to new cancer therapies, today announced that it has appointed Jason A. Amello as Executive Vice President and Chief Financial Officer of the Company. In this position, Mr. Amello will lead ZIOPHARM’s financial and capital markets activities, as well as advise on business development and transactional activities, and report to Jonathan Lewis, M.D., Ph.D., Chief Executive Officer of ZIOPHARM.

Mr. Amello has over 20 years of leadership experience guiding strategic business growth and operational performance through roles covering finance, accounting, corporate and capital markets strategies and mergers and acquisitions. For 11 years, Mr. Amello served in various roles of increasing responsibility at Genzyme Corporation, a Sanofi company, most recently as Senior Vice President, Corporate Controller and Chief Accounting Officer. While at Genzyme, Mr. Amello served as one of the key executives in connection with the company’s extensive mergers and acquisition and corporate partnering activities, which contributed to Genzyme’s 5-fold growth over 10 years. Prior to Genzyme, Mr. Amello spent 10 years in the business advisory and assurance practice of Deloitte & Touche, serving in various roles of increasing responsibility through Senior Manager. Mr. Amello holds a B.S. degree from Boston College and is a Certified Public Accountant in the Commonwealth of Massachusetts.

“Jason’s breadth of experience in finance and corporate strategy will be of great value to ZIOPHARM as palifosfamide, our lead product candidate, approaches key clinical, regulatory and commercial milestones in the coming months,” stated Dr. Lewis. “ZIOPHARM is at an important period in its evolution as a company, with expanding, pivotal-stage clinical programs for palifosfamide and a revolutionary synthetic biology discovery and development platform through our collaboration with Intrexon Corporation. We eagerly look forward to Jason’s contributions in executing on the many opportunities for value creation ahead.”

“ZIOPHARM is a pioneer in the oncology space, with an excellent team, novel product candidates, late-stage clinical programs and a compelling technology platform,” said Mr. Amello. “I look forward to joining the Company at this important time and to helping navigate and expand the many strategic opportunities on the horizon.”

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of small molecule and synthetic biology approaches to new cancer therapies. The Company's clinical programs include:

Palifosfamide (ZIO-201), a novel DNA-targeted cancer treatment that bypasses drug resistance mediated by ALDH (aldehyde dehydrogenase), an enzyme associated with cancer stem cells, and has a favorable toxicity profile. Intravenous palifosfamide is currently being studied in a randomized, double-blinded, placebo-controlled Phase 3 trial (PICASSO 3) for the treatment of front-line metastatic soft tissue sarcoma. The initiation of a pivotal Phase 3 trial in front-line metastatic small cell lung cancer is also expected early in the third quarter of 2012. Additionally, the Company is developing an oral capsule form of palifosfamide.

IL-12 DNA, a novel DNA therapeutic that is delivered to the patient's tumor and expresses interleukin-12, a protein that controls anti-cancer immune responses. IL-12 DNA is currently in two Phase 1 studies, with plans to move into Phase 2 studies. ZIOPHARM's DNA therapeutics are being developed in partnership with Intrexon Corporation through a revolutionary synthetic biology platform that allows for targeted, controlled production of therapies in humans with a biologic on/off switch (the RheoSwitch Therapeutic System®). Preclinical and discovery work with multiple therapeutic approaches, such as antibodies, immunotoxins, and protein decoys, is expected to result in multiple clinical candidates in the next 12 to 24 months.

Indibulin (ZIO-301) is a novel, tubulin binding agent that is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and a tolerable toxicity profile. It is currently being studied in a Phase 1/2 trial in metastatic breast cancer.

Darinaparsin (ZIO-101) is a novel mitochondrial- and hedgehog-targeted agent (organic arsenic) currently in ongoing studies with Solasia Pharma K.K.

ZIOPHARM's operations are located in Boston, MA; Germantown, MD; and New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether Palifosfamide, Darinaparsin, Indibulin, or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether Palifosfamide, Darinaparsin, Indibulin, and our other therapeutic products will be successfully marketed if approved; whether our DNA-based biotherapeutics discovery and development efforts will be successful; our ability to achieve the results contemplated by our collaboration agreements; the strength and enforceability of our intellectual property rights; competition from pharmaceutical and biotechnology companies; the development of and our ability to take advantage of the market for DNA-based biotherapeutics; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:

For ZIOPHARM

Nicole Jones

ZIOPHARM Oncology, Inc.

617-778-2266

njones@ziopharm.com

Media Contacts:

David Schull or Lena Evans

Russo Partners, LLC

858-717-2310

212-845-4262

david.schull@russopartnersllc.com

lena.evans@russopartnersllc.com